Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

AMAG Pharmaceuticals, Inc.

Waltham, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-192132) and Form S-8 (File Nos. 333-82292, 333-131656, 333-148682, 333-159938, 333-168786, 333-182821, 333-190435 and 333-197873) of AMAG Pharmaceuticals, Inc. of our reports dated June 14, 2012, relating to the consolidated financial statements and the effectiveness of  Lumara Health Inc.’s (formerly K-V Pharmaceutical Company) internal control over financial reporting, which are incorporated by reference in this Form 8-K/A.  Our report on the consolidated financial statements dated June 14, 2012 contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Chicago, Illinois

January 9, 2015